As filed with the Securities and Exchange Commission on August 25, 2017

Registration No. 333- _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JACK HENRY & ASSOCIATES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	43-1128385 (IRS Employer Identification No.)

P.O. Box 807
663 West Highway 60
Monett, Missouri 65708-0807
(Address of Principal Executive Offices)        (ZIP Code)

Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan
(Full title of the plan)

Kevin D. Williams
Chief Financial Officer
Jack Henry & Associates, Inc.
P.O. Box 807
663 West Highway 60
Monett, Missouri 65708-0807
(Name and address of agent for service)

(417) 235-6652
(Telephone number, including area code, of agent for service)

Copies to:

Craig Morgan General Counsel 3725 E. Battlefield Rd Springfield, MO 65809 (417) 235-6652	Patrick J. Respeliers Stinson Leonard Street LLP 1201 Walnut Street, Suite 2900 Kansas City, MO 64106 (816) 691-2411

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an "emerging growth company". See the definitions of "large accelerated filer," "accelerated filer," "non-accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[X]		Accelerated filer	[ ]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[ ]
			Emerging growth company	[ ]
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	1,000,000	$98.8250	$98,825,000.00	$11,453.82
Interests in the Plan (3)				(4)
(1)           Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares which may be necessary to adjust the above-referenced plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding stock.
(2)     Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the average of the high and low price of a share of Common Stock of Jack Henry & Associates, Inc. as reported on the NASDAQ Stock Market LLC on August 18, 2017.
(3)    To the extent that the interests in the Plan constitute securities, pursuant to Rule 416(c), this registration statement shall be deemed to register an indeterminate amount of interests in the Plan.
(4)    Pursuant to Rule 457(h)(2), no registration fee is required with respect to the interests in the Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Jack Henry & Associates, Inc. ("JKHY or the "Registrant"), to register an additional 1,000,000 shares of the Registrant’s Common Stock, par value $0.01 per share (the "Common Stock"), which are available for issuance under Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan (the "Plan").

The Registrant currently has an effective registration statement filed on Form S-8 relating to the Plan.  Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference into this registration statement the entire contents of, including all documents incorporated by reference or deemed incorporated by reference into, its registration statement on Form S-8 (File No. 333-63912) filed with the Securities and Exchange Commission (the "Commission") on June 26, 2001 with respect to the Plan, as amended by Post-Effective Amendment No. 1 to Form S-8 filed on June 18, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the . . . [person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

Section 102(b)(7) of the DGCL provides, generally, that "[a] provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under § 174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective."

Article Eleventh of the Registrant's Restated Certificate of Incorporation provides for indemnification of directors and officers of the Registrant against liability they may incur in their capacities as such to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and officers. Pursuant to such agreements, the Registrant will, to the extent permitted by applicable law, indemnify such persons against all expenses incurred in connection with the defense or settlement of any proceeding brought against them by reason of the fact that they were directors or officers of the Registrant.

The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent. The Registrant has purchased and maintains insurance on behalf of the Registrant's directors and officers.

Item 8. Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this registration statement. (See Exhibit Index below).

The securities being registered hereby for the Plan are not original issuance securities. Pursuant to Form S-8, Part II, Item 8(a), an opinion of counsel as to the legality of the shares purchased under the Plan is, accordingly, not required.

In lieu of an opinion of counsel concerning the compliance with the requirements of ERISA and an Internal Revenue Service (the “IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the Registrant undertakes that it will submit or has submitted the Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

SIGNATURES AND POWER OF ATTORNEY
THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monett, State of Missouri, on August 25, 2017.

Jack Henry & Associates, Inc.

By /s/ David B. Foss
President and Chief Executive Officer

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of the Registrant's Chief Executive Officer and Chief Financial Officer (currently David B. Foss and Kevin D. Williams, respectively) as such person's true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person's substitute or substitutes, lawfully may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John F. Prim	Executive Chairman of the Board	August 25, 2017
John F. Prim

/s/ David B. Foss	President, Chief Executive Officer (Principal Executive Officer), and Director	August 25, 2017
David B. Foss

/s/ Kevin D. Williams	Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)	August 25, 2017
Kevin D. Williams

/s/ Matthew C. Flanigan	Vice Chairman and Lead Director	August 25, 2017
Matthew C. Flanigan

/s/ Wesley A. Brown	Director	August 25, 2017
Wesley A. Brown

/s/ Jacqueline R. Fiegel	Director	August 25, 2017
Jacqueline R. Fiegel

/s/ Laura G. Kelly	Director	August 25, 2017
Laura G. Kelly

/s/ Shruti S. Miyashiro	Director	August 25, 2017
Shruti S. Miyashiro

/s/ Thomas H. Wilson, Jr.	Director	August 25, 2017
Thomas H. Wilson Jr.

/s/ Thomas A. Wimsett	Director	August 25, 2017
Thomas A. Wimsett

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monett, State of Missouri, on August 25, 2017.

Jack Henry & Associates, Inc.

By /s/ David B. Foss
President and Chief Executive Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT
4.1
Restated Certificate of Incorporation of Jack Henry & Associates, Inc., as amended, attached as Exhibit 3.1.7 of the Company's Annual Report on Form 10-K for the fiscal year ending June 30, 2003 (SEC File No. 0-14112)

4.2	Restated and Amended Bylaws, as amended and restated February 12, 2016, attached as Exhibit 3.2.6 to the Company's Current Report on Form 8-K filed February 17, 2016 (SEC File No. 0-14112)
23.1	Consent of PricewaterhouseCoopers LLP (Jack Henry & Associates, Inc. financial statements and Plan financial statements)
23.2	Consent of Deloitte & Touche LLP (Jack Henry & Associates, Inc. financial statements)
23.3	Consent of CliftonLarsonAllen LLP (Plan financial statements)
24.1	Power of Attorney (included on the signature page of the Registration Statement)
99.1	Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan
99.2	First Amendment to the Jack Henry & Associates, Inc. 401(k) Retirements Savings Plan